Exhibit 10.3

Execution Version

June 15, 2012

Mr. Keith E. Pratt

Senior Vice President and

Chief Financial Officer

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94550

Re:	$10,000,000.00 Committed Credit Facility

Dear Mr. Pratt:

Union Bank, N.A. (“Bank”) is pleased to offer McGrath RentCorp, a California corporation (“Borrower”) a committed credit facility (“Facility”) under which the Bank will make advances to the Borrower from time to time up to and including June 15, 2017, not to exceed at any time the maximum principal amount of Ten Million Dollars ($10,000,000.00), to be governed by the terms of the enclosed Credit Line Note (“Credit Line Note”) in favor of Bank, and subject to the conditions and agreements set forth below.

1. This Facility is made available only in connection with Borrower’s use of the Bank’s sweep service for management of its checking account balances (“Sweep Service”). Therefore, this Facility shall commence on the date (“Effective Date”) of this letter and this Facility shall terminate, if not earlier terminated, on the date Borrower ceases to continue as a Sweep Service customer. Upon such termination Bank shall have no further obligation to fund advances under this Facility, and all amounts owing under the Credit Line Note shall become immediately due and payable.

2. As provided in the Credit Line Note, the occurrence of an Event of Default under the Multibank Agreement shall be a default under this Facility. The term “Multibank Agreement” as used herein means that certain Credit Agreement dated as of June 15, 2012, by and among Borrower, Bank, Bank of America, N.A., Wells Fargo Bank, N.A., U.S. Bank National Association, Citibank, N.A., Fifth Third Bank, and The Northern Trust Company, as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof. Each capitalized term not otherwise defined herein shall have the meaning set forth in the Multibank Agreement.

3. In the event the Multibank Agreement terminates or expires prior to the termination or expiration of this Facility, the provisions of Articles VI and VII thereof (excluding Section 6.12) shall nevertheless survive as between Borrower and Bank with respect to this Facility and shall continue in effect (as in effect on the date of such termination or expiration) until this Facility terminates or expires.

4. Borrower acknowledges that any amount outstanding under the Credit Line Note is included within the definition of “Indebtedness” under the Multibank Agreement.

McGrath Rentcorp

5. Borrower shall pay to Bank a non-refundable commitment fee for this Facility, on the average unused amount of the Facility during such period, for the period of time during which this Facility is available. Such fee shall be payable in arrears in quarterly installments on the last day of each March, June, September, and December, and on the last day this Facility is available, to be computed at the rate per annum equal to (i) 0.30% if the Consolidated Leverage Ratio is greater than 2.25:1.00, (ii) 0.25% if the Consolidated Leverage Ratio is less than or equal to 2.25:1.00 but greater than 1.75:1.00, (iii) 0.20% if the Consolidated Leverage Ratio is less than or equal to 1.75:1.00 but greater than 1.25:1.00, and (iv) 0.15% if the Consolidated Leverage Ratio is less than or equal to 1.25:1.00. The commitment fee shall be computed on a basis of a 360-day year and actual days elapsed.

6. This Facility letter will be governed by the laws of the State of California.

Enclosed is the original Credit Line Note and a copy of this Facility letter together with an Authorization to Pay Proceeds of Note and Loan Disbursement Instructions, and any other contract, instrument or document Bank requires to be executed and delivered in connection with this Facility (each a “Loan Document”). The Borrower’s executing the Loan Documents and returning them to Bank together with an appropriate corporate resolution and incumbency certificate acceptable to Bank constitutes its agreement to the terms and conditions of this Facility.

To the extent permitted by law, in connection with any claim, cause of action, proceeding or other dispute concerning the loan documents (each a “Claim”), the parties to this Facility letter expressly, intentionally, and deliberately waive any right each may otherwise have to trial by jury. In the event that the waiver of jury trial set forth in the previous sentence is not enforceable under the law applicable to this Facility letter, the parties to this Facility letter agree that any Claim, including any question of law or fact relating thereto, shall, at the written request of any party, be determined by judicial reference pursuant to the state law applicable to this Facility letter. The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event that the parties cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies. The parties shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph. The parties acknowledge that if a referee is selected to determine the Claims, then the Claims will not be decided by a jury.

This offer expires on July 31, 2012 unless the executed Loan Documents and the corporate resolution and incumbency certificate are returned to the Bank by then. If the Effective Date has not occurred by July 31, 2012 this Facility letter and the Credit Line Note shall terminate and be of no further force and effect on such date.

We look forward to continuing to serve you.

Yours truly,

UNION BANK, N. A.

By:
Henry G. Montgomery III
Vice President

McGrath Rentcorp

Accepted And Agreed as of June 15, 2012:

MCGRATH RENTCORP, a
California Corporation

By:
Keith E. Pratt
Senior Vice President and
Chief Financial Officer